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                                                                       EXHIBIT A

                                 PRESS RELEASE
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                                                      October 26, 1995

SUNRISE MEDICAL ANNOUNCES SPECIAL COMMITTEE FORMATION
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     CARLSBAD, Calif.--Sunrise Medical Inc. (NYSE:SMD) announced today that it has commenced an internal investigation of its financial controls and financial statements for previously reported periods to determine the nature and extent of accounting practices at a Company subsidiary that may have been inconsistent with generally accepted accounting principles. The Company's Board of Directors has formed a Special Committee, consisting of outside members of the Board, to oversee the internal investigation. Based on currently available information, the net income and assets of the Company may have been overstated for previously reported periods. These overstatements may be material and may require restatements of the Company's financial statements for those fiscal years and fiscal quarters.

     Since the internal investigation is in its preliminary stage, the Company does not have an estimate of the amounts of adjustments or changes, including earnings per share, that may be required. The internal investigation is focused on the Bio Clinic and Comfort Clinic divisions of its subsidiary, Bio Clinic Corporation, although the Special Committee will vigorously pursue any other indications of financial irregularity that arise as part of its investigation.

     During the investigation, the president and chief operating officer of Sunrise Medical and two other executives, currently or previously associated with Bio Clinic, have been placed on a paid leave of absence.

     The Company expects to delay the announcement of results of operations for the three month period ended September 29, 1995 and its annual meeting of shareholders currently scheduled for November 7, 1995, pending further developments.

     Sunrise Medical designs, manufactures and markets medical products used in institutional and home care settings that address the recovery, rehabilitation and respiratory needs of the patient.

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